                                                                    EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



    As independent public accountants, we hereby consent to the use of our reports dated May 1, 1996 (except for the matters described in Note 13, as to which the date is February 4, 1997) and May 1, 1996 and to all references to our Firm included in or made a part of this registration statement.


New York, New York

February 4, 1997